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AMENDED AND RESTATED PROMISSORY NOTE

From:

CRAILAR TECHNOLOGIES INC.

To:

ROBERT EDMUNDS

Crailar Technologies Inc.

Suite 305, 4420 Chatterton Way, Victoria, British Columbia, Canada, V8X 5J2

AMENDED AND RESTATED PROMISSORY NOTE

Principal Sum of CDN$574,533.56

Principal:     CDN$574,533.56.                                                     Made at Victoria, B.C., Canada.

Interest:     20% per annum.

Maturing:     As indicated below.

THIS AMENDED AND RESTATED PROMISSORY NOTE (the "Promissory Note") is provided, dated and made effective as of the 21st day of January, 2014 (the "Effective Date").

FROM:

CRAILAR TECHNOLOGIES INC., a company incorporated under the laws of the Province of British Columbia, Canada, and having an address for notice and delivery and executive offices located at Suite 305, 4420 Chatterton Way, Victoria, British Columbia, Canada, V8X 5J2

(the "Borrower");

OF THE FIRST PART

TO:

ROBERT EDMUNDS, businessperson, having an address for notice and delivery located at 23 Cambridge Road NW, Calgary, Alberta, Canada, T2K 1R1

(the "Lender");

OF THE SECOND PART

(and the Borrower and the Lender being hereinafter singularly also referred to as a "Party" and collectively referred to as the "Parties" as the context so requires).

WHEREAS:

A.     Pursuant to original Demand Convertible Promissory Notes, dated for reference effective on October 11, 2013 and December 4, 2013, respectively (collectively, the "Original Promissory Notes"), the Lender therein granted the Borrower an aggregate loan in the principal amount of CDN$545,000.00 (the "Loan"), and the Original Promissory Notes provided that the Loan and the interest thereunder must be repaid by the Borrower to the Lender on demand;

B. Pursuant to a Loan Extension And Bonus Share Agreement, dated for reference effective on December 18, 2013 (the "Loan Extension"; which together with the Original Promissory Notes being the "Underlying Agreements"), and as a then condition precedent to the completion by the Company of a certain non-brokered private placement (the "Private Placement") at that time, the Parties therein agreed to extend the term for repayment of the Loan and the interest under the Original Promissory Notes on the following terms:

"Extension of the Loan

1.     The Borrower and the Lender hereby agree that the due date for repayment of the Loan and the Interest shall be extended such that the Loan and the Interest will be repayable by the Borrower to the Lender, without the necessity of demand, on the earlier of (i) one year from the completion of the Borrower's currently proposed equity private placement of $2,000,000 (the "Placement"), and (ii) such time as the Borrower completes its next public offering of registered securities by way of registration statement on Form S-1 of not less than CDN$3,000,000 in gross proceeds to the Borrower.

Bonus Shares

2.     In consideration of the extension of the maturity date for the Loan and Interest provided by the Lender to the Borrower hereunder, the Borrower hereby agrees, subject to the prior approval of the TSX Venture Exchange (the "TSXV"), to allot and issue to the Lender, as fully paid and non-assessable shares, an aggregate of up to 187,878 common shares of the Borrower (each a "Bonus Share"), representing a deemed value of 20% of the outstanding balance of the Loan and Interest based on an agreed value and deemed issuance price of CDN$0.60 per Bonus Share. In this regard the Lender has agreed that the extension for the payment of the Loan and Interest will be granted under all circumstances and has agreed to accept such final and maximum number of Bonus Shares as may be approved by the TSXV upon application by the Borrower therefore.";

C.     By letter dated January 20, 2014, the TSX Venture Exchange (the "TSXV") approved the issuance by the Borrower to the Lender of 181,666 common shares of the Borrower (collectively, the "Bonus Shares"), at a deemed value of CDN$0.60 per Bonus Share, in accordance with the terms of the Loan Extension;

D.     As a consequence of the completion by the Borrower of the Private Placement effective on December 20, 2013, together with the Borrower's recent receipt of TSXV approval to the Bonus Share issuance to the Lender, the Parties have agreed to provide for this Promissory Note which now amends and replaces, in their entirety, each of the Underlying Agreements, together with all prior discussions, negotiations, understandings and agreements with respect to the Loan, and all in accordance with the terms and conditions of this Promissory Note.

NOW THEREFORE, this Promissory Note witnesses that in consideration for the immediate issuance by the Borrower to the Lender of all Bonus Shares, together with the other covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the Parties have agreed on the terms and conditions hereinafter set forth:

Principal and Interest of the Loan

FOR VALUABLE CONSIDERATION, receipt whereof is hereby acknowledged, the undersigned, Borrower, hereby promises to pay to the Lender, or the holder of this Promissory Note, in accordance with the terms and conditions referenced herein, the aggregate principal sum of five hundred and seventy-four thousand, five hundred and thirty-three dollars and fifty-six cents (CDN$574,533.56) in lawful money of Canada (hereinafter referred to as the "Principal Sum") together with simple interest accruing on the Principal Sum and commencing on the above-referenced Effective Date of this Promissory Note at the rate of twenty percent (20%) per annum, and not in advance, both before and after default, maturity and judgment (herein the "Interest"); with any such outstanding Interest to be payable in full to the Lender on repayment of the Principal Sum in the manner as set forth immediately hereinbelow (and with the totality of the within Principal Sum advance by the Lender to the Borrower being the "Loan" hereunder).

Repayment of the Loan

The Principal Sum of this Loan, together with all outstanding Interest accrued thereon as specified hereinabove (the "Loan Amount" from time to time), is hereby irrevocably and unconditionally due and payable by the Borrower to the order and direction of the Lender in Calgary, Alberta, Canada, at or before 5:00 p.m. (Calgary, Alberta, Canada, time) on the date which is the earlier of (i) December 20, 2014 (being one year from the completion of the Borrower's recent Private Placement) and (ii) such time as the Borrower completes its next public offering of registered securities by way of registration statement on Form S-1 of not less than CDN$3,000,000 in gross proceeds to the Borrower (such earlier date being the "Final Principal Sum Payment Date").

The Borrower may prepay and redeem any portion of the Principal Sum portion of the Loan, and its then related Interest, in whole or in part at any time prior to the Final Principal Sum Payment Date (the "Right of Redemption") and in the manner as set forth immediately hereinbelow by providing the Lender with no less than two calendar days' prior written notice (the "Redemption Notice") of its Right of Redemption intention to redeem and repay all or any portion of the Loan Amount which would be due and owing by the Borrower to the Lender at the end of such two-day period (collectively, the "Redemption Amount") (such day at the end of such two-day period being the "Redemption Date" and, for clarity, such Redemption Date would be the date to which such Principal Sum and Interest would be calculated and due and payable to the Lender at the close of business, in Calgary, Alberta, Canada, on such Redemption Date).

In order to provide such Redemption Notice the Borrower will be required, at the date of its delivery to the Lender of the Redemption Notice, to provide to the Lender, a certified cheque or bank draft representing the entire Redemption Amount and made payable to the Lender in Canadian funds, or funds by way of wire transfer to such designation as may be directed by the Lender in its sole and absolute discretion, in the amount of any such Redemption Amount. Thereupon, and should the proposed Redemption Amount in fact represent all of the Loan Amount which would be due and owing by the Borrower to the Lender under this Promissory Note at the Redemption Date, then the Lender will be required to immediately provide to the Borrower all such registerable discharges as may be necessary to relieve the Borrower of any obligation to the Lender under this Promissory Note

General provisions

The holder of this Promissory Note may, from time to time, grant written indulgences with respect to certain payment amounts or periods but such indulgences will not in any way affect the undersigned's liability upon this Promissory Note nor will such indulgences vary any other term to which indulgence has not specifically been granted. No indulgence will be enforceable against the holder unless granted in writing.

If any provision of this Promissory Note is held to be invalid, illegal or unenforceable, then such will not affect or impair the validity, legality or enforceability of the remaining provisions.

WITNESS the hand of the authorized representative of the undersigned Borrower given under seal as of the Effective Date determined hereinabove.

The COMMON SEAL of CRAILAR TECHNOLOGIES INC., the Borrower herein, was hereunto affixed in the presence of: /s/ Guy Prevost Authorized Signatory)	) ) ) ) ) ) ) )	(C/S)

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